Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Cambridge Display Technology, Inc.:

1)	Registration Statement (Form S-8 No. 333-122167) pertaining to the CDT Acquisition Corp. Amended and Restated Stock Incentive Plan and the Cambridge Display Technology, Inc. 2004 Stock Incentive Plan

2)	Registration Statement (Form S-3 No. 333-131208)

3)	Registration Statement (Form S-3 No. 333-134921)

of our report dated March 1, 2007, with respect to the 2006 & 2005 consolidated financial statements of Cambridge Display Technology, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst and Young LLP

ERNST AND YOUNG LLP

Cambridge, England

March 1, 2007